Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-143718) pertaining to the 2000 Stock Incentive Plan, the 2007 Stock Plan and the 2007 Employee Stock Purchase Plan of NeurogesX, Inc.,

(2)	Registration Statement (Form S-8 No. 333-150615) pertaining to the 2007 Stock Plan and the 2007 Employee Stock Purchase Plan of NeurogesX, Inc., and

(3)	Registration Statement (Form S-3 No. 333-150614) of NeurogesX, Inc. and in the related Prospectuses,

of our report dated March 20, 2009, with respect to the consolidated financial statements of NeurogesX, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Palo Alto, California

March 20, 2009